EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 002-90810 on Form N-1A of our report dated January 24, 2008 relating to the financial statements and financial highlights of OCM Mutual Fund, including OCM Gold Fund, appearing in the Annual Report on Form N-CSR of OCM Mutual Fund for the year ended November 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
March 26, 2008